Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Record Third Quarter 2022 Results

Record Run-Rate Production of 14,985 Boe/d; 8% Sequential Oil Production Growth

Rig Count up 7% to 79 Rigs Actively Drilling on Acreage (Highest Level Since 2019)

Net DUCs and Permits at Record Level Reflecting Accelerated Line-of Site Activity

Cash Distribution of $0.49 Declared

FORT WORTH, Texas, November 3, 2022 – Kimbell Royalty Partners, LP (NYSE: KRP) ("Kimbell"), a leading owner of oil and natural gas mineral and royalty interests in more than 122,000 gross wells across 28 states, today announced financial and operating results for the quarter ended September 30, 2022.

Third Quarter 2022 Highlights

•	Record Q3 2022 run-rate daily production of 14,985 barrels of oil equivalent (“Boe”) per day (6:1), an increase of 0.2% from Q2 2022 (all organic growth); reflects an 8% increase in oil production from Q2 2022

•	Q3 2022 oil, natural gas and NGL revenues of $73.9 million, a decrease of 6% from Q2 2022 primarily due to a decline in realized oil prices

•	Q3 2022 net income of approximately $43.8 million and net income attributable to common units of approximately $38.3 million

•	Q3 2022 consolidated Adjusted EBITDA of $47.5 million

•	Q3 2022 Cash available for distribution of $0.66 per common unit

•	Announces a Q3 2022 cash distribution of $0.49 per common unit reflecting a payout ratio of 75% of cash available for distribution; implies a 10.1% annualized yield based on the November 2, 2022 closing price of $19.43 per common unit; Kimbell intends to utilize the remaining 25% of its cash available for distribution to repay a portion of the outstanding borrowings under Kimbell’s secured revolving credit facility

•	As of September 30, 2022, Kimbell’s major properties[1] had 5.44 net drilled but uncompleted wells (“DUCs”) and net permitted locations on its acreage (2.47 net DUCs and 2.97 net permitted locations), up from 5.36 net DUCs and net permitted locations as of June 30, 2022 and a new record; Kimbell now estimates that only 4.0 net wells completed annually are required to keep production flat, an 11% reduction from prior estimate of 4.5 net wells

1 These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 20% to Kimbell’s net inventory.

Kimbell Royalty Partners, LP – News Release

•	As of September 30, 2022, Kimbell had 79 rigs actively drilling on its acreage, up 7% from Q2 2022 and representing 10.6%[2] market share of all rigs drilling in the continental United States as of such time

•	Kimbell affirms its financial and operational guidance ranges for 2022 previously disclosed in its Q4 2021 earnings release

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “General Partner”), commented, “After coming off record results in Q2 2022, momentum continued in Q3 2022 driven by another quarter of record run-rate production. While last quarter’s record production was driven by a surge in natural gas production in the Haynesville, this quarter’s record performance was driven by accelerated oil-weighted activity primarily in the Permian and Eagle Ford, which drove an 8% sequential increase in oil production. Wrapping up 2022, we see continued momentum as we once again have a record number of DUCs and permits at the end of Q3 2022. We believe that this operational success is the result of seeds planted over the last five years with more than $900 million in acquisitions across the leading basins in the U.S. since 2018. Each of these acquisitions had to meet a strict set of time-tested criteria, which includes significant upside drilling inventory. We are now realizing the benefits of this acquisition strategy as reflected in our inventory conversions, record production and operational performance.

“Macro events are dominating the financial headlines and many sectors, which were leaders over the last several years, are experiencing significant headwinds. However, I believe the energy sector is in the best shape I have seen it in my career of over 40 years, and that it is prepared to weather any storm that may be coming in the coming quarters. In general, balance sheets are running at low levels of leverage, free cash flow is strong, management teams are disciplined and valuations remain compelling, even in a higher interest rate environment. Many are expecting a slowdown in drilling in the medium term due to increased costs, especially labor. As I have said before, this is one of the strongest competitive advantages of being a pure royalty company – namely, we have zero inflationary risk in terms of drilling and production costs. Yet, we receive the upside from higher commodity prices. We remain structurally bullish on both oil and natural gas over the long-term due to years of underinvestment, especially among energy companies outside of the U.S., and strong global demand trends that we expect to accelerate in 2023.

“As we finish 2022, we are very grateful to our employees, board of directors and advisors for helping us achieve another successful year at Kimbell. We remain extremely excited about our role as a leading consolidator in the oil and natural gas royalty sector and the prospects for Kimbell to generate long-term unitholder value for years to come.”

2 Based on Kimbell rig count of 79 and Baker Hughes U.S. land rig count of 745 as of September 30, 2022.

Kimbell Royalty Partners, LP – News Release

Third Quarter 2022 Distribution and Debt Repayment

Today, the Board of Directors of the General Partner (the “Board of Directors”) declared a cash distribution payment to common unitholders of 75% of cash available for distribution for the third quarter of 2022, or $0.49 per common unit. The distribution will be payable on November 21, 2022 to common unitholders of record at the close of business on November 14, 2022. Kimbell plans to utilize the remaining 25% of cash available for distribution for the third quarter of 2022 to pay down a portion of the outstanding borrowings under its secured revolving credit facility. Since May 2020 (excluding the expected upcoming pay down from the remaining 25% of Q3 2022 projected cash available for distribution), Kimbell has paid down approximately $75.2 million of outstanding borrowings under its secured revolving credit facility by allocating a portion of its cash available for distribution for debt pay down.

On May 9, 2022 and August 22, 2022, Kimbell made cash distributions to its common unitholders and subsequently has reasonably estimated that a portion of those distributions, as well as a portion of the distribution payable on November 21, 2022, should not constitute dividends for U.S. federal income tax purposes. Approximately 69% of the distribution that was paid on May 9, 2022, approximately 64% of the distribution that was paid on August 22, 2022 and approximately 65% of the distribution payable on November 21, 2022 are estimated to constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Kimbell common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units. The Form 8937 containing additional information may be found at www.kimbellrp.com under “Investor Relations” section of the site. Kimbell currently believes that the portion that constitute dividends for U.S. federal income tax purposes will be considered qualified dividends, subject to holding period and certain other conditions, which are subject to a tax rate of 0%, 15% or 20% depending on the income level and tax filing status of a unitholder for 2022. Kimbell believes these estimates are reasonable based on currently available information, but they are subject to change, including with respect to prior quarters.

Financial Highlights

Kimbell’s third quarter 2022 average realized price per Bbl of oil was $92.65, per Mcf of natural gas was $6.92, per Bbl of NGLs was $35.50 and per Boe combined was $53.58.

During the third quarter of 2022, Kimbell’s total revenues were $72.9 million, net income was approximately $43.8 million and net income attributable to common units was approximately $38.3 million, or $0.69 per common unit.

Total third quarter 2022 consolidated Adjusted EBITDA was $47.5 million (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).

In the third quarter of 2022, Kimbell’s G&A expense was $7.5 million, $4.5 million of which was Cash G&A expense, or $3.26 per Boe (Cash G&A and Cash G&A per Boe are non-GAAP financial measures.  Please see definition under Non-GAAP Financial Measures in the Supplemental Schedules included in this news release).

As of September 30, 2022, Kimbell had approximately $203.9 million in debt outstanding under its secured revolving credit facility, had net debt to third quarter 2022 trailing twelve month consolidated Adjusted EBITDA of approximately 1.0x and remained in compliance with all financial covenants under its secured revolving credit facility. Kimbell had approximately $96.1 million in undrawn capacity under its secured revolving credit facility as of September 30, 2022.

As of September 30, 2022 and November 3, 2022, Kimbell had outstanding 57,331,833 common units and 8,211,579 Class B units.

Kimbell Royalty Partners, LP – News Release

Production

Third quarter 2022 average daily production was 14,985 Boe per day (6:1), which was composed of approximately 62% from natural gas (6:1) and approximately 38% from liquids (25% from oil and 13% from NGLs).

Operational Update

As of September 30, 2022, Kimbell’s major properties had 682 gross (2.47 net) DUCs and 575 gross (2.97 net) permitted locations on its acreage. In addition, as of September 30, 2022, Kimbell had 79 rigs actively drilling on its acreage, which represents an approximate 10.6% market share of all land rigs drilling in the continental United States as of such time.

Basin	Gross DUCs as of September 30, 2022(1)	Gross Permits as of September 30, 2022(1)	Net DUCs as of September 30, 2022(1)	Net Permits as of September 30, 2022(1)
Permian	299	265	1.04	0.87
Eagle Ford	62	77	0.40	0.80
Haynesville	93	36	0.64	0.25
Mid-Continent	118	40	0.24	0.07
Bakken	90	125	0.10	0.78
Appalachia	4	12	0.02	0.02
Rockies	16	20	0.03	0.18
Total	682	575	2.47	2.97

(1)  These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 20% to Kimbell's net inventory.

Hedging Update

Kimbell maintains a consistent hedging methodology, and hedges out two years on a rolling quarterly basis. The Company’s commodity derivative contracts consist of fixed price swaps, under which Kimbell receives a fixed price for the contract and pays a floating market price to the counterparty over a specified period for a contracted volume. Kimbell hedges expected daily production based on the amount of debt as a percent of total enterprise value.

Kimbell Royalty Partners, LP – News Release

The following provides information concerning Kimbell’s hedge book as of September 30, 2022:

Fixed Price Swaps as of September 30, 2022
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
4Q 2022	109,388	1,383,496	$46.00	$2.58
1Q 2023	91,854	1,204,308	$53.38	$2.73
2Q 2023	70,889	998,179	$61.16	$2.52
3Q 2023	72,680	1,047,880	$61.70	$3.09
4Q 2023	67,988	995,532	$63.00	$3.28
1Q 2024	54,509	823,186	$76.32	$4.15
2Q 2024	56,511	809,354	$82.40	$4.31
3Q 2024	48,576	785,588	$69.30	$4.45

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss third quarter 2022 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through November 11, 2022 by dialing 201-612-7415 and using the conference ID 13730699#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Presentation

On November 3, 2022, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in approximately 16 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 122,000 gross wells with over 46,000 wells in the Permian Basin. To learn more, visit kimbellrp.com.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth, drilling inventory, growth potential, identified locations, the tax treatment of Kimbell's distributions, future natural gas and other commodity prices, changes to supply and demand for oil, natural gas and NGLs and the ongoing COVID-19 pandemic and its impacts on Kimbell and on the oil and gas industry. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of acquisitions are not realized, risks relating to the COVID-19 pandemic, and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to potential declines in prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks relating to the impairment of oil and natural gas properties, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, risks relating to tax matters, and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

September 30,
2022
Assets:
Current assets
Cash and cash equivalents	$16,555
Oil, natural gas and NGL receivables	46,387
Accounts receivable and other current assets	2,596
Total current assets	65,538
Property and equipment, net	1,036
Investment in affiliate (equity method)	1,161
Oil and natural gas properties
Oil and natural gas properties (full cost method)	1,204,840
Less: accumulated depreciation, depletion and impairment	(696,086)
Total oil and natural gas properties, net	508,754
Right-of-use assets, net	2,607
Loan origination costs, net	3,268
Assets of consolidated variable interest entities:
Cash	552
Investments held in trust	238,413
Prepaid expenses	183
Total assets	$821,512
Liabilities and unitholders' equity:
Current liabilities
Accounts payable	$874
Other current liabilities	6,419
Derivative liabilities	23,478
Total current liabilities	30,771
Operating lease liabilities, excluding current portion	2,320
Derivative liabilities	1,876
Long-term debt	203,916
Other liabilities	354
Liabilities of consolidated variable interest entities:
Other current liabilities	481
Deferred underwriting commissions	8,050
Total liabilities	247,768
Commitments and contingencies
Mezzanine equity:
Redeemable noncontrolling interest in Kimbell Tiger Acquisition Corporation	236,900
Kimbell Royalty Partners, LP unitholders' equity:
Common units	485,063
Class B units	410
Total Kimbell Royalty Partners, LP unitholders' equity	485,473
Noncontrolling deficit interest in OpCo	(148,629)
Total equity	336,844
Total liabilities, mezzanine equity and unitholders' equity	$821,512

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	September 30, 2022	September 30, 2021
Revenue
Oil, natural gas and NGL revenues	$73,868	$47,638
Lease bonus and other income	172	1,723
Loss on commodity derivative instruments, net	(1,117)	(17,567)
Total revenues	72,923	31,794
Costs and expenses
Production and ad valorem taxes	4,519	3,105
Depreciation and depletion expense	11,326	8,829
Marketing and other deductions	3,068	2,996
General and administrative expenses	7,483	6,766
Consolidated variable interest entities related:
General and administrative expenses	528	—
Total costs and expenses	26,924	21,696
Operating income	45,999	10,098
Other income (expense)
Equity income in affiliate	24	261
Interest expense	(3,668)	(2,495)
Other income (expense)	77	(398)
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	1,188	—
Net income before income taxes	43,620	7,466
Income tax benefit	(225)	—
Net income	43,845	7,466
Distribution and accretion on Series A preferred units	—	(4,850)
Net income attributable to noncontrolling interests	(5,493)	(761)
Distributions on Class B units	(8)	(17)
Net income attributable to common units of Kimbell Royalty Partners, LP	$38,344	$1,838

Basic	$0.69	$0.04
Diluted	$0.59	$0.03
Weighted average number of common units outstanding
Basic	55,434,641	41,106,157
Diluted	65,543,412	60,511,314

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, Cash G&A and Cash G&A per Boe are used as a supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss), net of depreciation and depletion expense, interest expense, income taxes, non cash unit based compensation, unrealized gains and losses on derivative instruments, cash distribution from affiliate, equity income (loss) in affiliate, gains and losses on sales of assets and operational impacts of variable interest entities, which include general and administrative expense and interest income.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations, tax obligations, and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as Kimbell’s general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	September 30, 2022	September 30, 2021
Reconciliation of net cash provided by operating activities to Adjusted EBITDA and cash available for distribution
Net cash provided by operating activities	$51,550	$25,123
Interest expense	3,668	2,495
Income tax benefit	(225)	—
Amortization of right-of-use assets	(81)	(76)
Amortization of loan origination costs	(480)	(395)
Equity income in affiliate	24	261
Unit-based compensation	(2,982)	(2,761)
Gain (loss) on derivative instruments, net of settlements	13,388	(11,252)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	(7,208)	6,965
Accounts receivable and other current assets	450	(54)
Accounts payable	678	—
Other current liabilities	(1,240)	(1,417)
Operating lease liabilities	82	76
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	1,188	—
Other assets and liabilities	(198)	—
Consolidated EBITDA	$58,614	$18,965
Add:
Unit-based compensation	2,982	2,761
(Gain) loss on derivative instruments, net of settlements	(13,388)	11,252
Cash distribution from affiliate	—	314
Equity income in affiliate	(24)	(261)
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	(1,188)	—
General and administrative expenses	528	—
Consolidated Adjusted EBITDA	$47,524	$33,031
Adjusted EBITDA attributable to noncontrolling interest	(5,954)	(9,611)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$41,570	$23,420

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	2,624	1,426
Cash income tax expense	1,024	—
Cash distributions on Series A preferred units	—	310
Distributions on Class B units	8	18
Cash available for distribution on common units	$37,914	$21,666

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
September 30, 2022
Net income	$43,845
Depreciation and depletion expense	11,326
Interest expense	3,668
Income tax benefit	(225)
Consolidated EBITDA	$58,614
Unit-based compensation	2,982
Gain on derivative instruments, net of settlements	(13,388)
Equity income in affiliate	(24)
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	(1,188)
General and administrative expenses	528
Consolidated Adjusted EBITDA	$47,524
Adjusted EBITDA attributable to noncontrolling interest	(5,954)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$41,570

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	2,624
Cash income tax expense	1,024
Distributions on Class B units	8
Cash available for distribution on common units	$37,914

Common units outstanding on September 30, 2022	57,331,833

Cash available for distribution per common unit outstanding	$0.66

Common units outstanding on November 14, 2022 Record Date	57,331,833

Third quarter 2022 distribution declared (1)	$0.49

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
September 30, 2021
Net income	$7,466
Depreciation and depletion expense	8,829
Interest expense	2,495
Cash distribution from affiliate	175
Income tax expense	—
Consolidated EBITDA	$18,965
Unit-based compensation	2,761
Loss on commodity derivative instruments, net of settlements	11,252
Cash distribution from affiliate	314
Equity income in affiliate	(261)
Consolidated Adjusted EBITDA	$33,031
Adjusted EBITDA attributable to noncontrolling interest	(9,611)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$23,420

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	1,426
Cash distributions on Series A preferred units	310
Distributions on Class B units	18
Cash available for distribution on common units	$21,666

Common units outstanding on September 30, 2021	42,916,472

Cash available for distribution per common unit outstanding	$0.50

Common units outstanding on November 1, 2021 Record Date	42,916,472

Third quarter 2021 distribution declared (1)	$0.37

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended
	September 30, 2022
Net income	$43,845
Depreciation and depletion expense	11,326
Interest expense	3,668
Income tax benefit	(225)
Consolidated EBITDA	$58,614
Unit-based compensation	2,982
Gain on derivative instruments, net of settlements	(13,388)
Equity income in affiliate	(24)
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	(1,188)
General and administrative expenses	528
Consolidated Adjusted EBITDA	$47,524

Q4 2021 - Q2 2022 Consolidated Adjusted EBITDA (1)	131,930
Trailing Twelve Month Consolidated Adjusted EBITDA	$179,454

Long-term debt (as of 9/30/22)	203,916
Cash and cash equivalents (as of 9/30/22)	(17,107)
Net debt (as of 9/30/22)	$186,809

Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA	1.0	x

(1)  Consolidated Adjusted EBITDA for each of the quarters ended December 31, 2021, March 31, 2022 and June 30, 2022 was previously reported in a news release relating to the applicable quarter, and the reconciliation of net income to consolidated Adjusted EBITDA for each quarter is included in the applicable news release.  This also includes the trailing twelve months pro forma results from the Q4 2021 acquisition that closed in December 2021 in accordance with Kimbell's secured revolving credit facility.